Exhibit 99.1

PETMED EXPRESS, INC. D/B/A 1-800-PETMEDS ANNOUNCES RECORD

FIRST QUARTER FINANCIAL RESULTS

First Quarter Net Income Increased 41%

First Quarter New Order Sales Increased 14%

First Quarter Online Sales Increased 14%

Delray Beach, Florida, July 24, 2017 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended June 30, 2017. Net income was $9.3 million, or $0.45 diluted per share, for the quarter ended June 30, 2017, compared to net income of $6.6 million, or $0.32 diluted per share, for the quarter ended June 30, 2016, a 41% increase to net income. Net sales for the quarter ended June 30, 2017 were $79.7 million, compared to $72.5 million for the quarter ended June 30, 2016, an increase of 10%. New order sales increased 14%, to $15.2 million for the quarter ended June 30, 2017, compared to $13.3 million for the same quarter in the prior year. The Company’s online sales for the quarter ended June 30, 2017 were approximately 84% of all sales compared to 82% for the same quarter the prior year, with online sales increasing 12%.

Menderes Akdag, CEO and President, commented: “We were encouraged with increases in both new order and reorder sales during the quarter, along with an accelerated increase to net income for the second consecutive quarter. This increase to net income can be attributed to increased revenue with a shift in sales to higher margin items. Gross profit as a percentage of sales increased to 34.5% for the quarter ended June 30, 2017, compared to 31.0% for the quarter ended June 30, 2016. During the quarter ended June 30, 2017, we acquired approximately 169,000 new customers, compared to 158,000 new customers acquired in the same quarter the prior year. Average order value increased to $87 for the quarter compared to $82 for the same quarter the prior year. For the remainder of fiscal 2018 we will continue to focus on increasing sales and improving our service levels.”

The Board of Directors declared a quarterly dividend of $0.20 per share on the Company’s common stock. The dividend will be payable on August 18, 2017, to shareholders of record at the close of business on August 7, 2017. The Company intends to continue to pay regular quarterly dividends; however, the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors each quarter following its review of the Company’s financial performance.

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results. To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (203) 827-7025. Callers will be required to supply PETMEDS as the passcode. For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on July 24, 2017 until August 7, 2017 at 11:59 P.M. To access the replay, call (866) 431-7851 (toll free) or (203) 369-0968, and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com. This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2017. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 561-526-4444.

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Exhibit 99.1 Page 1 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	March 31,
	2017	2017
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$68,525	$58,730
Accounts receivable, less allowance for doubtful accounts of $31 and $27, respectively	2,059	1,808
Inventories - finished goods	23,032	20,228
Prepaid expenses and other current assets	1,513	1,019
Total current assets	95,129	81,785

Noncurrent assets:
Property and equipment, net	29,676	30,164
Intangible assets	860	860
Total noncurrent assets	30,536	31,024

Total assets	$125,665	$112,809

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$16,205	$15,221
Accrued expenses and other current liabilities	3,217	$2,475
Income taxes payable	6,227	659
Total current liabilities	25,649	18,355

Deferred tax liabilities	985	1,088

Total liabilities	26,634	19,443

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000 shares authorized; 3 convertible shares issued and outstanding with a liquidation preference of $4 per share	9	9
Common stock, $.001 par value, 40,000 shares authorized; 20,525 and 20,526 shares issued and outstanding, respectively	21	21
Additional paid-in capital	7,300	6,806
Retained earnings	91,701	86,530

Total shareholders' equity	99,031	93,366

Total liabilities and shareholders' equity	$125,665	$112,809

Exhibit 99.1 Page 2 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands, except for per share amounts) (Unaudited)

	Three Months Ended
	June 30,
	2017	2016

Sales	$79,657	$72,487
Cost of sales	52,192	50,035

Gross profit	27,465	22,452

Operating expenses:
General and administrative	6,226	6,098
Advertising	6,292	5,760
Depreciation	531	194
Total operating expenses	13,049	12,052

Income from operations	14,416	10,400

Other income:
Interest income, net	83	28
Other, net	241	53
Total other income	324	81

Income before provision for income taxes	14,740	10,481

Provision for income taxes	5,464	3,887

Net income	$9,276	$6,594

Comprehensive income	$9,276	$6,594

Net income per common share:
Basic	$0.46	$0.33
Diluted	$0.45	$0.32

Weighted average number of common shares outstanding:
Basic	20,293	20,181
Diluted	20,448	20,333

Cash dividends declared per common share	$0.20	$0.19

Exhibit 99.1 Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	Three Months Ended
	June 30,
	2017	2016
Cash flows from operating activities:
Net income	$9,276	$6,594
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	531	194
Share based compensation	494	463
Deferred income taxes	(104)	(44)
Bad debt expense	28	233
(Increase) decrease in operating assets and increase in liabilities:
Accounts receivable	(279)	(584)
Inventories - finished goods	(2,804)	(1,440)
Prepaid income taxes	(494)	243
Prepaid expenses and other current assets	-	1,143
Accounts payable	984	2,277
Income taxes payable	5,568	3,655
Accrued expenses and other current liabilities	696	372
Net cash provided by operating activities	13,896	13,106

Cash flows from investing activities:
Purchases of property and equipment	(43)	(2,604)
Net cash used in investing activities	(43)	(2,604)

Cash flows from financing activities:
Dividends paid	(4,058)	(3,834)
Net cash used in financing activities	(4,058)	(3,834)

Net increase in cash and cash equivalents	9,795	6,668
Cash and cash equivalents, at beginning of period	58,730	37,639

Cash and cash equivalents, at end of period	$68,525	$44,307

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$-	$55

Property and equipment in current assets	$-	$2,573

Dividends payable in accrued expenses	$263	$194

Exhibit 99.1 Page 4 of 4